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                                                                   EXHIBIT 10(f)

                                AMENDMENT TO THE
                           CHARTER MEDICAL CORPORATION
                             1994 STOCK OPTION PLAN

          Pursuant to the power reserved to the Board of Directors of Magellan Health Services Inc. (the "Company") under Section 18 of the Charter Medical Corporation 1994 Stock Option Plan, as amended, (the "Plan"), the Plan hereby is amended as follows:

                                       1.

          Section 7(c) of the Plan shall be amended by deleting that Section in its entirety and by substituting the following new Section 7(c) in its place:

          "(c)EXERCISE PRICE. The exercise price per share for Options shall be the Fair Market Value of the Stock on the date of grant, subject to adjustment as contemplated by Section 9. The Board shall have the power to adjust the exercise price of any outstanding Option of one or more Participants under such terms and conditions as it may determine, provided that (i) such adjusted exercise price shall not be below fair market value as of the effective date of the adjustment, and (ii) no adjustment, if applicable to a Participant, shall eliminate any existing right of such Participant under the Option without his or her written consent. Notwithstanding the foregoing, in the event that the exercise price of an Option is adjusted pursuant to this Section 7(c), the exercise price of such Option may not be adjusted again, whether by amendment or cancellation and reissuance, for a period of at least one year following the date of such adjustment."

                                       2.

          Section 7(g) of the Plan shall be amended by deleting that Section in its entirety and by substituting the following new Section 7(g) in its place:

          "(g) EXERCISE OF OPTIONS. Options are exercisable only to the extent they are vested as provided in the Stock Option Agreement. After Options have vested in accordance with the terms of the Stock Option Agreement, such Options are exercisable at any time, in whole or in part during their terms if the Participant is at the time of exercise employed by or a consultant to the Company or a Subsidiary. If a Participant's employment or consulting relationship with the Corporation or any Subsidiary is terminated for any reason other than death or disability, the vested portion of each Option held by such Participant on the date of such termination may be exercised (1) for six months following the date of such termination, or (2) for such longer period of time as the Committee or the chief executive officer (pursuant to a delegation under Section 3) may determine, in its or


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          his discretion (but in either case not after expiration of the term of the Option). In the event of the death or Disability of a Participant, the vested portion of each Option held by such Participant on the date of such event may be exercised (1) for twelve months following the date of such event, or (2) for such longer period of time as the Committee or the chief executive officer (pursuant to a delegation under Section 3) may determine in its or his discretion (but in either case not after the expiration of the term of the Option).

          In the event of the death of a Participant, the vested portion of each Option previously held by such Participant may be exercised within the time set forth above by the executor, other legal representative or, if none, by the heir or legatee of such Participant."

                                       3.

          Amendment 1 shall be effective as of November 17, 1998. Amendment 2 shall be effective as of November 17, 1998, but only with respect to Participants whose full-time employment with the Corporation or a Subsidiary was not terminated prior to such date.


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